Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

SLM Corporation:

We have examined management’s assessment, included in the accompanying Assertion on Compliance with Regulation AB Criteria, dated March 29, 2013, that Sallie Mae, Inc. (the “Company”), a direct wholly owned subsidiary of SLM Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (Regulation AB) for the SLM Regulation AB Student Loan Platform (the Platform), as of and for the year ended December 31, 2012, excluding (1) criteria 1122 (d)(1)(iii), 1122 (d)(2)(iii), 1122 (d)(2)(vi), 1122 (d)(3)(iii), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii) and 1122 (d)(4)(xiii), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform and (2) criteria 1122 (d)(2)(ii) which the Company has determined is applicable to the Platform but is excluded from the scope of management’s assertion as of and for the year ended December 31, 2012. Appendix B to Assertion on Compliance with Regulation AB Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2012 is fairly stated, in all material respects.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 29, 2013